Exhibit 99.3

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA FINANCIAL STATEMENTS

In February 2013, Charter Communications, Inc. (“Charter”) and Charter Communications Operating, LLC (“Charter Operating”) entered into an agreement with a wholly owned subsidiary of Cablevision Systems Corporation (“Cablevision”) to acquire Bresnan Broadband Holdings, LLC and its subsidiaries (collectively, “Bresnan”), for $1.625 billion in cash, subject to a working capital adjustment, a reduction for certain funded indebtedness of Bresnan and payment of any post-closing refunds of certain Montana property taxes paid under protest by Bresnan prior to the closing. Charter will fund the purchase of Bresnan with a $1.5 billion term loan E (the “Term Loan”) to fund a portion of the purchase price. Pricing on the Term Loan is set at LIBOR plus 2.25% with a LIBOR floor of .75% , and issued at a price of 99.5% of the aggregate principal amount.

The following unaudited pro forma financial information of Charter are based on the historical consolidated financial statements of Charter and the historical consolidated financial statements of Bresnan and is intended to provide information about how the acquisition of Bresnan and related financing may have affected Charter's historical consolidated financial statements if they had closed as of January 1, 2012, in the case of consolidated statement of operations information, and as of December 31, 2012, in the case of consolidated balance sheet information. The pro forma financial information below is based on available information and assumptions that we believe are reasonable. The pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what Charter's financial condition or results of operations would have been had the transactions described above occurred on the dates indicated. The pro forma financial information also should not be considered representative of Charter's future financial condition or results of operations.

Following the acquisition date, we will apply acquisition accounting to Bresnan, and their results of operations will be included in our consolidated results of operations. Bresnan's assets and liabilities will be recorded at their estimated fair value. Pro forma purchase price allocation adjustments have been made for the purpose of providing pro forma financial information based on current estimates and currently available information, and are subject to revision based on final determinations of fair value and the final allocation of purchase price to the assets and liabilities of the business acquired.

The consolidated statements of operations are adjusted on a pro forma basis to illustrate the estimated effects of the acquisition of Bresnan as if it had occurred on January 1, 2012, the issuance of the Term Loan to fund a portion of the acquisition and the borrowing of approximately $192 million under the Charter Operating credit facilities. For purposes of these pro forma financial statements only, we have assumed the redemption of the $250 million aggregate principal amount of 8% senior notes (“Bresnan Notes”) assumed in the acquisition. The indentures of the Bresnan Notes do not require redemption upon closing of this transaction. The assumption that we will redeem the Bresnan Notes is for illustrative purposes only and may not reflect the actual results of the transaction.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2012
(IN MILLIONS)

	Charter	Bresnan	Pro Forma		Charter
	Historical	Acquisition	Adjustments		Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7	$32	$(32)	a	$7
Restricted cash	27	—	—		27
Accounts receivable, net	234	10	—		244
Prepaid expenses and other current assets	65	4	—		69
Total current assets	333	46	(32)		347

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	7,206	419	84	b	7,709
Franchises	5,287	508	221	b	6,016
Customer relationships, net	1,424	130	128	b	1,682
Goodwill	953	168	35	b	1,156
Total investment in cable properties, net	14,870	1,225	468		16,563

OTHER NONCURRENT ASSETS	396	26	(4)	a, b	418

Total assets	$15,599	$1,297	$432		$17,328

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued liabilities	$1,224	$57	$—		$1,281
Current portion of long-term debt	—	8	(8)	a	—
Total current liabilities	1,224	65	(8)		1,281

LONG-TERM DEBT	12,808	986	699	a, b	14,493
DEFERRED INCOME TAXES	1,122	69	(69)	b	1,122
OTHER LONG-TERM LIABILITIES	296	5	(5)	b	296

SHAREHOLDERS' EQUITY	149	172	(185)	c	136

Total liabilities and shareholders equity	$15,599	$1,297	$432		$17,328

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2012
(IN MILLIONS)

	Charter	Bresnan	Pro Forma		Charter
	Historical	Acquisition	Adjustments		Pro Forma
REVENUES:
Video	$3,639	$277	$3	d	$3,919
Internet	1,866	144	(17)	d	1,993
Telephone	828	65	(20)	d	873
Commercial	658	—	41	d	699
Advertising sales	334	15	—		349
Other	179	8	(3)	d	184
Total revenues	7,504	509	4		8,017

COSTS AND EXPENSES:
Operating costs and expenses
(excluding depreciation and amortization)	4,860	342	4	d	5,206
Depreciation and amortization	1,713	166	(14)	e	1,865
Other operating expenses, net	15	—	—		15
	6,588	508	(10)		7,086

Income from operations	916	1	14		931

OTHER EXPENSES:
Interest expense, net	907	59	(6)	f	960
Loss on extinguishment of debt	55	—	—		55
Other expense, net	1	—	—		1
	963	59	(6)		1,016

Loss before taxes	(47)	(58)	20		(85)

Income tax benefit (expense)	(257)	19	(62)	g	(300)

Net loss before nonrecurring charges
directly attributable to the transaction (c)	$(304)	$(39)	$(42)		$(385)

LOSS PER COMMON SHARE, BASIC AND DILUTED	$(3.05)				$(3.86)

Weighted average common shares
outstanding, basic and diluted	99,657,989				99,657,989

Description of Pro Forma Adjustments

a)	Sources and Uses

Represents the following sources and uses of funds as a result of the acquisition of Bresnan and the redemption of the Bresnan Notes assumed in the acquisition. The following are assumptions and may not reflect the actual sources and uses of funds.
Sources and Uses (in millions):

Sources:
Term Loan		$1,493
Charter Operating revolving credit facility		192
		$1,685

Uses:
Enterprise value	$1,625
Bresnan Notes assumed (including accrued interest)	(251)
Working Capital Adjustment (net of cash acquired)	7
Purchase Price		$1,381
Repayment of Bresnan Notes		273
Deferred financing fees on the Term Loan		18
Advisor and miscellaneous fees		13
		$1,685

The adjustment to long-term debt reflects the repayment of $744 million of credit facility debt by Cablevision prior to closing of the Bresnan transaction and repayment of $250 million principal amount of Bresnan Notes for an amount, including a make-whole premium, of $273 million after closing of the transaction.

b)	Preliminary Purchase Price Allocation

We will apply acquisition accounting to Bresnan and as such assets and liabilities of Bresnan will be recorded at their estimated fair value. Preliminary purchase price allocation adjustments have been made for the purpose of providing pro forma financial information based on current estimates and currently available information, and are subject to revision based on the final allocation of purchase price to the assets and liabilities of Bresnan. Franchises, customer relationships, goodwill, other noncurrent assets and long-term debt balances have been adjusted to reflect the preliminary purchase price allocation. Other non-current assets have been adjusted for the elimination of Bresnan's deferred financing fees of $22 million. Deferred income taxes have been eliminated as we have assumed no difference between the tax basis and book basis at consummation of the acquisition. Other long-term liabilities have been eliminated as they are assumed to have no fair value. No adjustments are reflected in the working capital balances of Bresnan as they are estimated to be at fair value.

Preliminary Purchase Price Allocation (in millions):

Property, plant and equipment, net	$503
Franchises	729
Customer relationships, net	258
Goodwill	203
Other noncurrent assets	4
Current assets	14
Current liabilities	(57)
Long-term debt	(273)
$1,381

c)	Equity Adjustment

Reflects the elimination of Bresnan's historical member's capital and $13 million of advisor fees and other expenses directly related to the acquisition. These charges are not reflected in the pro forma statement of operations.

d)	Revenues and Operating Expenses Adjustments

Revenues and operating expenses have been adjusted to reflect Charter's classifications.

e)	Depreciation and Amortization Expense Adjustments

We have decreased depreciation and amortization expense by $14 million as a result of adjusting the values and lives of property, plant and equipment and customer relationships based on the preliminary pro forma purchase price allocation. The decrease was estimated using a preliminary average useful life of 5 years for property, plant and equipment and 9 years for customer relationships. Customer relationships are amortized using an accelerated method to reflect the period over which the relationships are expected to generate cash flows. The pro forma adjustments are based on current estimates and may not reflect actual depreciation and amortization once the purchase price allocation is finalized and final determination of useful lives are made.

f)	Interest Expense Adjustments

We have reflected a $6 million reduction of interest expense representing i) the elimination of interest on the Bresnan Notes; ii) the elimination of interest on Bresnan's $744 million credit facility debt; iii) additional interest on the Term Loan; iv) additional interest on $192 million of borrowings under the Charter Operating revolving credit facility; and v) related amortization of deferred financing fees.

g)	Income Tax Adjustments

Represents the elimination of Bresnan's income tax benefit and the reflection of $43 million of income tax expense related to indefinite-lived intangibles that are amortized for tax purposes but not for book purposes and a reduction of partnership related basis step-ups as a result of additional borrowings to fund the acquisition. The calculation of income tax expense is based on the preliminary purchase price allocation and financing of the transaction both of which are subject to change.

Items Not Adjusted in the Unaudited Pro Forma Financial Information

Included in operating expenses in the above pro forma statement of operations is $10 million of property tax payments made to the Montana Department of Revenue which are currently being disputed by Bresnan in the Montana Supreme Court and $6 million of corporate overhead allocations from Bresnan's parent company. The pro forma statement of operations does not include any revenue or expense synergies or dis-synergies resulting from the acquisition nor an estimated $13 million of non-recurring costs directly attributable to the transaction.